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                                 EXHIBIT 12.1








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                                                                    EXHIBIT 12.1

                                   AMC, INC.
                        ATLANTA MARKET CENTER COMPANIES

                   STATEMENT REGARDING COMPUTATION OF RATIOS


                       PERIOD FROM         PERIOD FROM        PERIOD FROM
                     OCTOBER 2, 1995     OCTOBER 1, 1994    JANUARY 1, 1995                 YEAR ENDED DECEMBER 31,
                         THROUGH             THROUGH            THROUGH       ---------------------------------------------------
                    FEBRUARY 29, 1996   FEBRUARY 28, 1995   OCTOBER 1, 1995     1994       1993       1992      1991       1990
                    -----------------   -----------------   ---------------   --------   --------   --------   -------   --------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT RATIO)
Earnings:
  Operating
    income.........      $ 7,640             $ 6,923            $16,167       $ 12,997   $ 13,500   $ 14,342   $17,638   $ 16,916
  Other income
    (expenses).....          157                 (11)               199           (373)       310        415    (2,381)      (727)
  Land rent........          119                 118                209            278        286        285       283        272
                        --------            --------        ---------------   --------   --------   --------   -------   --------
    Earnings as
      adjusted.....      $ 7,916             $ 7,030            $16,575       $ 12,902   $ 14,096   $ 15,042   $15,540   $ 16,461
                    ================    ================    ==============    =========  =========  =========  ========  =========
Fixed charges:
  Interest
    expense........      $ 3,553             $13,042            $25,560       $ 25,946   $ 24,018   $ 28,840   $23,903   $ 32,935
  Interest costs on
    Notes*.........        3,933                  --                 --             --         --         --        --         --
  Land rent........          119                 118                209            278        286        285       283        272
                        --------            --------        ---------------   --------   --------   --------   -------   --------
    Fixed
      charges......      $ 7,605             $13,160            $25,769       $ 26,224   $ 24,304   $ 29,125   $24,186   $ 33,207
                    ================    ================    ==============    =========  =========  =========  ========  =========
Ratio of earnings
  to fixed
  charges..........         1.04                0.53               0.64           0.49       0.58       0.52      0.64       0.50
                    ================    ================    ==============    =========  =========  =========  ========  =========
Earnings to fixed
  charges coverage
  deficiency.......      $      (a)          $(6,130)           $(9,194)      $(13,322)  $(10,208)  $(14,083)  $(8,646)  $(16,746)
                    ================    ================    ==============    =========  =========  =========  ========  =========


- ---------------

  * Amounts are recorded as a reduction of carrying value of Notes when paid, in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings."


(a) Not applicable.